Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BKD, LLP hereby consents to the inclusion in this Registration Statement on Form S-4 of Windstream Corporation of our report dated January 18, 2010 on our audits of the consolidated financial statements of Q-Comm Corporation, which appears in this Registration Statement. We also consent to the references to our firm under the caption “Experts” in this Registration Statement.

/s/ BKD, LLP
Kansas City, Missouri
April 4, 2011